Exhibit 99.1
PACIFIC PREMIER BANCORP, INC. RECEIVES INDUSTRY RECOGNITION

Costa Mesa, Calif., April 12, 2007 - Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”) announced today that the Company was recognized at the California Bankers Association's Strategic Issues Summit on April 10, 2007. Carpenter & Company presented the Company’s President and CEO, Steven R. Gardner, with its 2006 “Market Cap Champion” award for having a five year stock appreciation of 494%.

Mr. Gardner stated, “We are honored to have received this recognition. All of the Company’s employees are to be congratulated as their hard work and dedication to providing premier service to our customers’ ultimately translates into increased shareholder value. With the Company’s recent conversion to a California commercial bank charter we expect that more investors will begin to recognize the value that we are creating through our strategic expansion and the implementation of our commercial banking business model.”

The Company owns all of the capital stock of Pacific Premier Bank, a California-chartered commercial bank, and provides businesses and consumer banking products to its customers through six full-service depository branches and an SBA loan production office in Southern California located in the cities of Costa Mesa, Huntington Beach, Los Alamitos, Newport Beach, San Bernardino, Seal Beach and Pasadena. At December 31, 2006, the Company had total consolidated assets of $730.9 million, net loans of $605.1 million, total deposits of $339.5 million, and total consolidated stockholders' equity of $58.0 million. For more information see www.ppbi.net.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company's products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company's policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner, President/CEO
John Shindler, Executive Vice President/CFO
714.431.4000